Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED NOVEMBER 30, 2023 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. December 18, 2023 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the third quarter ended November 30, 2023. Highlights include:

•
Revenues were $104.6 million for the quarter compared to $110.2 million for the same quarter last year, a decrease of $5.6 million or 5.1%.
•
Earnings per diluted share for the current quarter were $0.38 compared to $0.44 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 29.2% compared to 30.4% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the third quarter ended November 30, 2023 were $104.6 million compared to $110.2 million for the same quarter last year, a decrease of $5.6 million, or 5.1%. Gross profits totaled $30.5 million for a gross profit margin of 29.2%, as compared to $33.5 million, or 30.4%, for the same quarter last year. Net earnings for the quarter were $9.9 million, or $0.38 per diluted share, as compared to $11.3 million, or $0.44 per diluted share for the same quarter last year.

The Company’s revenues for the nine-month period ended November 30, 2023 were $322.7 million compared to $329.1 million for the same period last year, a decrease of $6.4 million or 1.9%. Gross profits totaled $97.7 million for a gross profit margin of 30.3%, as compared to $102.7 million, or 31.2% for the nine-month periods ended November 30, 2022. Net earnings for the nine-month period ended November 30, 2023 were $32.5 million, or $1.25 per diluted share compared to $35.1 million, or $1.36 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our results for the quarter were within our expectations given this challenging economic environment, weakened demand and customer destocking. Our gross profit margin showed a 180-basis point decline from the sequential quarter, decreasing from 31.0% to 29.2% and a 120-basis point decline compared to 30.4% in the same prior year quarter and our EBITDA declined slightly at $18.3 million or 17.5% of sales for the current quarter compared to the preceding quarter, $19.8 million or 18.5% of sales and compared to the same quarter last year $20.0 million or 18.2% of sales. Our gross profit margin percentage was impacted by our recent acquisitions, which had a dilutive impact on our margin for the third quarter. We believe once we have fully analyzed the acquired businesses’ cost structures and implemented our ERP system, the margins of the acquired businesses will improve to expected levels. These acquisitions did add approximately $6.0 million in revenues for the quarter and $16.7 million in revenues for the nine-month period. Diluted earnings per share were negatively impacted $0.02 per diluted share for the quarter and positively impacted $0.06 per diluted share for the nine-month period. Additional expense related to the recent acquisitions negatively impacted the quarter earnings.

"During the current quarter, we completed the acquisition of Eagle Graphics, Inc. and Diamond Graphics, Inc. Eagle Graphics specializes in commercial printing and Diamond Graphics specializes in Direct Mail printing. These acquisitions strengthen our production capabilities enabling us to serve our large and growing customer base in the Northeast part of the country. We will continue to explore acquisitions that make sense and hunt for new sales in new markets and new channels.

As part of our regular course of business we continue to monitor incoming order volumes so that we can proactively adjust our costs accordingly and maintain our profitability.

"We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. During the quarter, we purchased approximately $18.4 million of U.S. government treasury bills with staggered maturities of between three months and twelve months and classified all outstanding treasury bills as short term investment securities on our condensed consolidated balance sheet as of November 30, 2023. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on delivering profitability and returns to our shareholders."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and nine-months ended November 30, 2023 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Nine months ended
	November 30,	November 30,	November 30,	November 30,
	2023	2022	2023	2022
Net earnings	$9,906	$11,286	$32,451	$35,107
Income tax expense	3,910	4,388	12,808	13,652
Interest expense	—	—	—	—
Depreciation and amortization	4,454	4,339	13,295	13,046
EBITDA (non-GAAP)	$18,270	$20,013	$58,554	$61,805
% of sales	17.5%	18.2%	18.1%	18.8%

In Other News

On December 13, 2023 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on February 1, 2024 to shareholders of record on January 4, 2024.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2023. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
Condensed Consolidated Operating Results	November 30,		November 30,
	2023	2022	2023	2022
Revenues	$104,621	$110,245	$322,675	$329,145
Cost of goods sold	74,090	76,768	225,004	226,445
Gross profit margin	30,531	33,477	97,671	102,700
Operating expenses	17,410	17,292	54,094	52,916
(Gain) Loss from disposal of assets	1	15	53	15
Operating income	13,120	16,170	43,524	49,769
Other expense	(696)	496	(1,735)	1,010
Earnings before income taxes	13,816	15,674	45,259	48,759
Income tax expense	3,910	4,388	12,808	13,652
Net earnings	$9,906	$11,286	$32,451	$35,107

Weighted average common shares outstanding
Basic	25,894,578	25,809,581	25,826,691	25,812,216
Diluted	26,083,301	25,888,815	25,991,567	25,892,873

Earnings per share
Basic	$0.38	$0.44	$1.26	$1.36
Diluted	$0.38	$0.44	$1.25	$1.36

			November 30,	February 28,
Condensed Consolidated Balance Sheet Information			2023	2023
Assets
Current Assets
Cash			$83,902	$93,968
Investment Securities			18,495	-
Accounts receivable, net			48,140	53,507
Inventories, net			42,325	46,834
Other			6,458	2,317
Total Current Assets			199,320	196,626
Property, plant & equipment, net			55,964	47,789
Operating lease right-of-use assets			11,188	13,133
Goodwill and intangible assets			134,466	135,907
Other			272	380
Total Assets			$401,210	$393,835
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$10,860	$18,333
Accrued expenses			18,617	18,067
Current portion of operating lease liabilities			4,811	4,847
Total Current Liabilities			34,288	41,247
Other non-current liabilities			19,295	21,156
Total liabilities			53,583	62,403
Shareholders' Equity			347,627	331,432
Total Liabilities and Shareholders' Equity			$401,210	$393,835

			Nine months ended
			November 30,
Condensed Consolidated Cash Flow Information			2023	2022
Cash provided by operating activities			$52,500	$33,997
Cash used in investing activities			(43,175)	(12,105)
Cash used in financing activities			(19,391)	(20,498)
Change in cash			(10,066)	1,394
Cash at beginning of period			93,968	85,606
Cash at end of period			$83,902	$87,000